Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into effective as of the 19th day of September 2025 (the “Effective Date”), by and among Diamond Hill Investment Group, Inc. (“DHIG”), Diamond Hill Capital Management, Inc. (“DHCM”), a wholly‑owned subsidiary of DHIG, and Jo Ann Quinif (the “Executive”). DHCM and DHIG are hereinafter referred to together as the “Company,” and DHCM, DHIG, and the Executive are hereinafter referred to collectively as the “Parties.”

WHEREAS, DHCM is the employer of the Executive;

WHEREAS, the DHIG Board of Directors (“Board”) has deemed the Executive to be a DHIG “executive officer,” as such term is defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a DHIG “officer,” as such term is defined by Rule 16a-1(f) under the Exchange Act; and

WHEREAS, each of the Company and the Executive desires to enter into this Agreement formalizing the terms of the Executive’s employment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are agreed to by the Parties, the Company and the Executive hereby mutually agree as follows:

1.
Term. The term of this Agreement shall be from the Effective Date through and including September 19, 2030 (“Initial Term”), subject to the terms and conditions set forth in this Agreement; provided, however, that beginning on September 20, 2030 and each anniversary thereof, the term of this Agreement shall automatically renew and be extended for an additional one‑year period (each, a “Renewal Term”), unless the Company or the Executive provides the other Party or Parties not less than 120 days prior written notice that the term shall not be so extended. The Initial Term and any Renewal Term together shall hereinafter be referred to as the “Term.”
2.
Position and Duties.
(a)
During the Term, the Executive shall continue to serve as the President and Chief Client Officer of DHCM at the Company’s principal offices in Columbus, Ohio. In such capacity, subject to the respective articles of incorporation and code of regulations of DHIG and DHCM, as applicable, the Executive shall have all the authorities and duties commensurate with such positions that are customary for a corporation of the Company’s size and nature, and such other duties consistent with such positions as shall be reasonably determined from time to time by the Board or the Chief Executive Officer of DHCM (“CEO”). The Executive shall report directly to the CEO. The Executive shall hold such other positions with Affiliates of the Company as may from time to time be reasonably requested of her by the Board. For purposes of this Agreement, an “Affiliate” shall mean any corporation (including any non‑profit corporation), general or limited partnership, limited liability company, joint venture, trust, association, or organization which is, directly or indirectly, controlled by, or under common control with, the Company.
(b)
Except as otherwise set forth in this Agreement, the Executive will devote all of her skills and her full business time and attention to her duties hereunder and in furtherance of the business and interests of the Company and its Affiliates and, during the Term, will not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Board or the CEO; provided, however, that the Executive will not be precluded from participation in community, civic, charitable, or similar activities that do not unreasonably interfere with her responsibilities hereunder, subject to the prior written consent of the Board or the CEO, which consent shall not be unreasonably withheld.
(c)
Upon termination of the Executive’s employment hereunder for any reason, the Executive shall cease to hold any position as an employee, officer or director (or any other similar position) of the Company or any Affiliate and shall resign in writing from all positions as an officer or director (or any other similar position) with DHIG, DHCM and all other corporations, partnerships, limited liability companies or other entities for which the Executive is serving, at the Company’s request, as an officer or director (or in such other similar position).
3.
Compensation.
(a)
Base Salary. During the Term, the Executive will receive an annual base salary of $350,000. The Compensation Committee of the Board (the “Committee”) will review the Executive’s base salary annually in consultation with the CEO and, in its discretion, may recommend increases, but not decreases, to the amount of such base salary based upon procedures of the Company that determine adjustments for other executives of the Company. The stated annual base salary, together with any increases, shall be the Executive’s annual base salary (“Base Salary”). The Base Salary will be payable in accordance with the Company’s regular payroll payment practices.
(b)
Annual Cash Incentive Award. Each calendar year during the Term, the Executive will be entitled to receive a cash incentive award (“Annual Cash Incentive Award”) with a target value equal to $1,250,000 (“Target Annual Cash Incentive Award”), subject to the sole discretion of the Committee and so long as the Executive remains continuously employed by the Company through the date such Annual Cash Incentive Award is paid. The amount of each Annual Cash Incentive Award shall be determined by, and in the sole discretion of, the Committee, which may consider such factors as it deems appropriate, including (i) the Executive’s satisfaction of any goals and objectives established by the Committee in consultation with the CEO and/or the Executive for the relevant calendar year, and (ii) the Company’s performance during the relevant calendar year; provided that the Annual Cash Incentive Award payable to the Executive for each completed calendar year during the Term shall be at least $400,000. Any payments to be made pursuant to this Section 3(b) will be made to the Executive no later than March 15th of the calendar year following the calendar year to which such Annual Cash Incentive Award relates.
(c)
Long‑Term Incentive Equity Award. Each calendar year during the Term, the Executive will be eligible to receive a long‑term incentive equity award of restricted stock with a target fair market value equal to $500,000, subject to the sole discretion of the Committee (each, an “LTI Award”). The value of any LTI Award shall be determined by, and in the sole discretion of, the Committee, which may consider such factors as it deems appropriate, including (i) the Executive’s satisfaction of any goals and objectives established by the Committee in consultation with the CEO and/or the Executive for the relevant calendar year, and (ii) the Company’s performance during the relevant calendar year. Each LTI Award shall be governed by the terms of the Diamond Hill Investment Group, Inc. 2025 Equity and Cash Incentive Plan, as may be amended from time to time, or any successor plan thereto (the “Plan”) and the relevant award agreement. Any LTI Award granted pursuant to this Section 3(c) will be made to the Executive no later than April 1st of the calendar year following the calendar year for which such LTI Award is awarded and shall vest annually over the subsequent three-year period on a pro-rata basis.
(d)
Periodic Cliff Vest Equity Award. The Executive will be eligible to receive an award of restricted stock under the Plan that will cliff vest (each, a “Cliff Award”). The grant date value of, the number of common shares, without par value, of DHIG (each, a “Share”) covered by, and the vesting conditions applicable to any Cliff Award shall be determined in the sole discretion of the Committee. Any Cliff Award shall be governed by the terms of the Plan and the relevant award agreement, provided that, except as described below with respect to the 2025 Cliff Award, any Cliff Award granted pursuant to this Section 3(d) shall vest on the fifth anniversary of the date of grant, subject to the Executive’s continued employment with the Company through such vesting date. As partial consideration for the Executive’s entry into this Agreement, on September 30, 2025, the Company shall grant the Executive a Cliff Award with an approximate fair market value of $3,000,000 that will vest on September 30, 2030, subject to the Executive’s continued employment with the Company through such vesting date (the “2025 Cliff Award”). The number of Shares subject to the 2025 Cliff Award shall be determined by dividing $3,000,000 by the closing price of a Share on September 30, 2025.
(e)
Additional Compensation Plan Awards. The Executive will be eligible to participate in other compensation plans and receive any applicable awards thereunder, which are made available by the Company to other senior executives, at levels commensurate with the Executive’s position and performance, on terms and conditions no less favorable than those provided to other senior executives generally.
4.
Fringe Benefits and Expenses.
(a)
Fringe Benefits. During the Term, the Company will provide the Executive with all health and life insurance coverages, disability programs, tax‑qualified retirement plans, equity compensation programs, paid holidays, paid vacation, perquisites, and such other fringe benefits of employment as the Company may provide from time to time to actively employed senior executives of the Company. Notwithstanding anything herein to the contrary, the Company may discontinue or terminate at any time any employee benefit plan, policy or program described in this Section 4(a), now existing, or hereafter adopted, to the extent permitted by the terms of such plan, policy, or program and will not be required to compensate the Executive for such discontinuance or termination.
(b)
Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel, industry, entertainment, out‑of‑pocket, and miscellaneous expenses incurred by the Executive in connection with the performance of the Executive’s duties and other business activities under this Agreement in accordance with the policies and procedures of the Company pertaining to reimbursement of such expenses to senior executives. In addition, the Company shall reimburse the Executive for reasonable attorneys’ fees incurred by her in the negotiation and drafting of this Agreement or any amendment of this Agreement, up to a maximum amount of $5,000 per occurrence, provided that the Executive submits appropriate documentation of such fees within 30 days following the Effective Date or the effective date of any amendment, as applicable. Any reimbursement described in the preceding sentence shall be paid to the Executive no later than 30 days following the Executive’s submission of appropriate supporting documentation.
(c)
Paid Vacation. During the Term, the Executive shall be entitled to six (6) weeks paid vacation each year. Vacation time will not accrue or be paid out upon termination of this Agreement or the Executive’s termination of employment with the Company.
5.
Termination of Employment. For purposes of this Agreement, any reference to the Executive’s “termination of employment” (or any form thereof) shall mean the Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation §1.409A‑1(h), and the Executive’s “termination of employment” shall result in the contemporaneous termination of this Agreement.
(a)
Death of Executive. This Agreement and the Executive’s employment will terminate upon the Executive’s death and the Executive’s beneficiary (as designated by the Executive in writing with the Company prior to the Executive’s death) will be entitled to the following payments and benefits:
(i)
Any Base Salary that is accrued but unpaid through the date of the Executive’s termination of employment, which shall be paid within 30 days following the date of such termination;
(ii)
Any business expenses that are unreimbursed as of the date of the Executive’s termination of employment in accordance with the Company’s policies and procedures;
(iii)
Any rights and benefits provided under plans and programs of the Company upon a termination of employment, determined in accordance with the applicable terms and provisions of such plans and programs;
(iv)
Any Annual Cash Incentive Award for a completed year that has been awarded by the Committee, but has not yet been paid as of the date of the Executive’s death, payable in accordance with Section 3(b). In the event that the Committee has not awarded any Annual Cash Incentive Award for the most recently completed year as of the date of the Executive’s death, the Executive will be entitled to receive an Annual Cash Incentive Award in an amount equal to the Annual Cash Incentive Award paid to the Executive for the immediately preceding completed year, payable in accordance with Section 3(b) or, if later, the first payroll date following the 60th day after the date of the Executive’s death; and

(v)
Any LTI Award and/or any Cliff Award that is outstanding but has not yet vested shall vest in accordance with the terms of the applicable equity incentive plan and the relevant award agreement.

The payments described in Sections 5(a)(i), (ii), and (iii) are hereinafter collectively referred to as the “Accrued Obligations.” In the absence of a beneficiary designation by the Executive, or, if the Executive’s designated beneficiary does not survive her, payments and benefits described in this Section 5(a) will be paid to the Executive’s estate.

(b)
Disability. This Agreement, and the Executive’s employment, may be terminated by the Company following the determination, as set forth immediately below, that the Executive suffers from a Permanent Disability. For purposes of this Agreement, “Permanent Disability” means a physical or mental impairment that renders the Executive incapable of performing the essential functions of the Executive’s job, on a full‑time basis, even taking into account reasonable accommodation required by law, for a period of 120 consecutive days or 180 non-consecutive days during any 365-day period. In the event that the Company elects to terminate the Executive’s employment due to Permanent Disability, the Executive will be entitled to the following payments and benefits:
(i)
The Accrued Obligations; and
(ii)
Any Annual Cash Incentive Award for a completed year that has been awarded by the Committee, but has not yet been paid as of the date of the Executive’s termination of employment due to Permanent Disability, payable in accordance with Section 3(b).
(c)
Termination of Employment for Cause. The Company may terminate this Agreement and the Executive’s employment at any time for “Cause,” by delivering written notice of termination specifying the effective date thereof to the Executive. Such termination shall be without prejudice to any other remedy to which the Company may be entitled at law, in equity, or under this Agreement.
(i)
For purposes of this Agreement, “Cause” means the Executive has (A) caused the Company or any of its Affiliates, other than pursuant to the advice of the Company’s legal counsel, to violate a law which, in the reasonable opinion of the Company, is grounds for civil penalties in excess of $250,000 or criminal penalties against the Company, an Affiliate or the Board; (B) engaged in conduct which constitutes a material violation of the established written policies or procedures of the Company regarding the conduct of its employees, including policies regarding harassment of employees and use of illegal drugs or substances in the course of the Executive’s employment with the Company and which is not or cannot be cured pursuant to 5(c)(ii) below; (C) committed fraud, or acted with willful misconduct or gross negligence, in carrying out her duties under this Agreement; (D) been convicted of any crime involving moral turpitude or a violation of federal or state securities or investment advisor laws; or (E) committed a material breach of any material covenant or obligation, or failed to undertake in good faith any material covenant, provision or undertaking set forth in this Agreement and which is not or cannot be cured pursuant to 5(c)(ii) below.

(ii)
If the Company determines termination under this Section 5(c) is warranted for a material breach or failure specified in 5(c)(i)(B) or 5(c)(i)(E), the Company shall give the Executive written notice of the material breach or failure, specifying in reasonable detail the instances thereof. Upon receipt of such notice, the Executive shall have a period of 5 days within which to cure such material breach or failure if such breach can be cured.
(iii)
In the event that the Company terminates the Executive’s employment for Cause, the Executive will only be entitled to the Accrued Obligations.
(d)
Termination Without Cause. The Company may terminate this Agreement and the Executive’s employment for any reason upon 60 days prior written notice to the Executive. If the Executive’s employment is terminated by the Company for any reason other than the reasons set forth in subsections (a), (b) or (c) of this Section 5 (“Without Cause”), subject to Committee approval, the Executive will be entitled to the following payments and benefits:
(i)
The Accrued Obligations;
(ii)
Any Annual Cash Incentive Award for a completed year that has been awarded by the Committee, but has not yet been paid as of the date of the Executive’s termination of employment Without Cause, payable in accordance with Section 3(b). In the event that Committee has not awarded any Annual Cash Incentive Award for the most recently completed year as of the date of the Executive’s termination of employment Without Cause, the Executive will be entitled to receive an Annual Cash Incentive Award in an amount equal to the Annual Cash Incentive Award paid to the Executive for the immediately preceding completed year, payable in accordance with Section 3(b) or, if later, the first payroll date following the 60th day after the date of the Executive’s termination of employment Without Cause; and
(iii)
A single lump sum payment equal to one year of the Executive’s Base Salary in effect at termination of employment;
(iv)
A single lump sum payment equal to (A) the Target Annual Cash Incentive Award, multiplied by (B) a fraction, the numerator of which is 365 minus the number of days remaining in the calendar year after the date of the Executive’s termination of employment and the denominator of which is 365; and
(v)
With respect to any LTI Award that is outstanding, a single lump sum payment equal to (A) the number of Shares covered by such LTI Award that would have vested after the date of the Executive’s termination of employment had the Executive remained employed through the end of the calendar year in which such termination occurs, multiplied by (B) the closing price of a Share on the date notice of termination is provided under this Section 5(d).

The amounts payable under Sections 5(d)(iii), (iv) and (v) shall be paid on the first payroll date following the 60th day after the date of the Executive’s termination of employment.

(e)
Voluntary Termination by Executive Other Than for Good Reason. The Executive may resign and terminate this Agreement and the Executive’s employment with the Company other than for Good Reason upon not less than 60 days prior written notice to the Company. In the event that the Executive terminates the Executive’s employment pursuant to this Section 5(e), the Executive will only be entitled to the Accrued Obligations.
(f)
Good Reason Termination. The Executive may resign and terminate this Agreement and the Executive’s employment with the Company for Good Reason if: (i) the Executive gives written notice of the Good Reason event to the Company within 90 days after the Executive first learns of the event constituting Good Reason; (ii) the Good Reason event remains uncured for 30 days after notice of the event is given; and (iii) the Executive gives 30 days prior written notice of her resignation within 30 days after expiration of such cure period. In the event that the Executive terminates this Agreement and the Executive’s employment with the Company for Good Reason pursuant to this Section 5(f), the Executive will be entitled to receive the payments and benefits described in Section 5(d) hereof, as if her employment had been terminated by the Company Without Cause.

For purposes of this Agreement, the Executive will have “Good Reason” to terminate the Executive’s employment with the Company if any of the following events occur without the Executive’s consent (provided the Company does not fully cure the effect of such event within 30 days following its receipt of written notice of such event from the Executive):

(i)
A material reduction of the Executive’s Base Salary;
(ii)
The Company requires the Executive to relocate her principal place of employment to a location more than 50 miles from her principal place of employment before such relocation;
(iii)
The Company assigns duties to the Executive that are materially inconsistent in any respect with the Executive’s position (including, without limitation, her status, office, and title), authority, duties, or responsibilities, or takes any other action that results in a material diminution in the Executive’s position, authority, duties, or responsibilities;
(iv)
The Company changes the Executive’s reporting structure within the organization so that she no longer reports directly to the CEO and/or the Board; or
(v)
The Company materially breaches any material covenant, or obligation set forth in this Agreement or any other written agreement, plan, or arrangement.
(g)
Non-Renewal of Term. In the event a Party elects not to extend the Term pursuant to Section 1, unless the Executive’s employment is terminated earlier pursuant to Section 5(c), this Agreement and the Executive’s employment shall terminate on the close of business on the day immediately preceding the next scheduled extension date and the Executive will only be entitled to the Accrued Obligations.
6.
Change in Control.
(a)
Occurrence of Change in Control Event. In the event that a Change in Control occurs and, within six months prior to or 24 months following such Change in Control, the

Executive’s employment is terminated by the Company or its successor Without Cause as described in Section 5(d) or is terminated for Good Reason by the Executive as described in Section 5(f), then, in lieu of any payment that might be provided under Section 5 of this Agreement, the Executive will be entitled to the following payments and benefits from the Company or its successor:
(i)
The Accrued Obligations;
(ii)
Any Annual Cash Incentive Award for a completed year that has been awarded by the Committee, but has not yet been paid as of the date of the Executive’s termination of employment, payable in accordance with Section 3(b).
(iii)
A single lump sum payment equal to one year of the Executive’s Base Salary in effect at termination of employment;
(iv)
A single lump sum payment equal to the Target Annual Cash Incentive Award;
(v)
A single lump sum payment equal to the Target Annual Cash Incentive Award, multiplied by a fraction, the numerator of which is 365 minus the number of days remaining in the calendar year after the date of the Executive’s termination of employment and the denominator of which is 365;
(vi)
Full vesting of any LTI Award that is outstanding, to the extent not previously vested as a result of such Change in Control; and
(vii)
Full vesting of any Cliff Award that is outstanding, to the extent not previously vested as a result of such Change in Control.

The amounts payable under Section 6(a)(iii) and (iv) shall be paid on the first payroll date following the 60th day after the date of the Executive’s termination of employment, and the amount payable under Section 6(a)(v) shall be paid on the later of (A) the first payroll date following the 60th day after the date of the Executive’s termination of employment or (B) the date of the Change in Control.

(b)
Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall mean a “Change in Control” as defined in the Plan.
(c)
Excess Parachute Payments and Other Limitations on Payment.
(i)
Notwithstanding anything herein to the contrary, if any payments or benefits paid or payable to the Executive pursuant to this Agreement or any other plan, program or arrangement maintained by the Company or an Affiliate would constitute a “parachute payment” within the meaning of Section 280G of the Code, then the Executive shall receive the greater of: (A) one dollar ($1.00) less than the amount which would cause the payments and benefits to constitute a “parachute payment”, or (B) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code, payable by the Executive on such payments and benefits, if such amount would be greater than the amount specified in Section 6(c)(i)(A), after taking into account all federal, state and local taxes payable by the Executive on such payments and benefits. Any reduction to any payment made pursuant to this Section 6(c)(i) shall be made consistent with the requirements of Section 409A of the Code.
(ii)
If any payments otherwise payable to the Executive pursuant to this Agreement are prohibited or limited by any statute, regulation, order, consent decree, or similar limitation in effect at the time the payments would otherwise be paid (a “Limiting Rule”), the Company: (A) shall pay the maximum amount that may be paid after applying the Limiting Rule; and (B) shall use commercially reasonable efforts to obtain the consent of the appropriate agency or body to pay any amounts that cannot be paid due to the application of the Limiting Rule. The Executive agrees that the Company shall not have breached its obligations under this Agreement if it is not able to pay all or some portion of any payment due to the Executive as a result of the application of a Limiting Rule.
7.
Release. As a condition to receiving any payments or benefits, other than the Accrued Obligations, pursuant to this Agreement, the Executive agrees to release the Company and all of its Affiliates, employees and directors from any and all claims that the Executive may have against the Company and all of its Affiliates, employees and directors up to and including the date the Executive signs a Waiver and Release of Claims (“Release”), in a conforming form of release provided by the Company that does not impose any additional restrictions on the Executive that are more restrictive than those provided under this Agreement. Notwithstanding anything herein to the contrary, the Executive acknowledges that the Executive is not entitled to receive, and will not receive, any severance payments or benefits pursuant to this Agreement (excluding the Accrued Obligations) unless and until the Executive provides the Company with said Release and any revocation period expires prior to the first date that such severance payment or benefit is to be made or is to commence. Notwithstanding anything herein to the contrary, to the extent that a severance payment or benefit constituting “nonqualified deferred compensation” (as defined in Section 409A of the Code) could be paid or provided in one calendar year or a subsequent calendar year, such severance payment or benefit shall not be made or provided until the subsequent calendar year.
8.
Non‑Exclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Company and for which the Executive may qualify, nor will anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Company at or after the date of termination of employment, will be payable in accordance with such plan or program.
9.
Covenants.
(a)
Non‑Competition. The Executive agrees that, during the Term and for a period of one year following the Executive’s termination of employment, regardless of the reason therefor, the Executive shall not, without the express written consent of the Company, directly or indirectly, either for the Executive or for or with any other person, partnership, corporation or company, own, manage, control, participate in, consult with, render services for, permit the Executive’s name to be used or in any other manner engage in any activity that is in material and direct competition with any material investment strategy conducted by the Company or an Affiliate at the time of, or within one year following, the Executive’s termination of employment.

For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, consultant, partner, investor, sole proprietor, agent, member, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, however, that the foregoing investment limitations shall not include passive ownership of less than 1% of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over‑the‑counter market, so long as the Executive has no active participation in the business of such corporation.

(b)
Non‑Solicitation. The Executive agrees that, during the Term and for a period of one year following the Executive’s termination of employment, the Executive shall not, without the express written consent of the Company:
(i)
Call upon or solicit, either for the Executive or for any other person or firm that engages in material and direct competition with any business conducted by the Company or an Affiliate, any customer with whom the Company or any Affiliate directly conducts business during the Term;
(ii)
Interfere with, attempt to interfere with, or assist any other person or entity to interfere with, any relationship, contractual or otherwise, between the Company or any Affiliate and any customer with whom the Company or any Affiliate directly conducts business during the Term; or
(iii)
Induce, attempt to induce, or assist any other person or entity to induce, any person who is at the date of the Executive’s termination of employment an employee, officer or agent of the Company or any Affiliate to terminate said relationship.
(c)
Confidential Information. The Executive will hold in a fiduciary capacity, for the benefit of the Company and its current and future Affiliates, all trade secrets (as defined in Section 1333.61 of the Ohio Revised Code, as amended), secret or confidential information, knowledge, and data relating to the Company and any current or future Affiliate, that shall have been obtained by the Executive in connection the Executive’s employment with the Company and that is not public knowledge (other than by acts by the Executive or the Executive’s representatives in violation of this Agreement) (collectively, “Confidential Information”). During the Term and after termination of the Executive’s employment with the Company, the Executive will not, without the prior written consent of the Company, communicate or divulge any Confidential Information to anyone other than the Company or those designated by it, unless such communication is: (i) required pursuant to a compulsory proceeding in which the Executive’s failure to provide such Confidential Information would subject the Executive to criminal or civil sanctions and then only to the extent that the Executive provides prior notice to the Company prior to disclosure, or (ii) permitted by the last sentence of Section 9(e).
(d)
Protected Rights.

(i)
Nothing in this Agreement shall preclude the Executive from responding truthfully to a validly issued subpoena or other court order. Nothing in this Agreement shall be construed to restrict or prohibit the Executive from initiating communications directly with, responding to any inquiries from, providing testimony to, providing confidential or other information to, reporting possible violations of law or regulation to, filing a complaint, charge or claim with, or assisting in an investigation with, a self-regulatory authority or a government agency or entity charged with the enforcement of law, including the EEOC, U.S. Department of Labor, SEC, and any agency inspector general (“Regulators”), or from making other disclosures that are protected under whistleblower provisions of state or federal law or regulation.
(ii)
To the maximum extent permitted by law, the Executive (along with anyone on the Executive’s behalf) is prohibited from seeking, is not be entitled to recover, and is waiving the right to receive, directly or indirectly, any individual monetary relief or damages, attorneys fees’ and/or costs from the Company resulting from an investigation and/or proceeding by a Regulator, regardless of whether the Executive or another party initiated such investigation and/or proceeding. Notwithstanding the foregoing, nothing in this Agreement shall preclude (A) the Executive’s right to receive an award from any Regulator that provides awards for reporting a potential violation of law, or (B) the Executive’s right to file a retaliation complaint relating to a whistleblower report by the Executive.
(iii)
Notice is hereby provided that, pursuant to the Defend Trade Secrets Act, 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (A) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(iv)
The Executive does not need the prior authorization of the Company to engage in conduct protected by this Section 9(d) and does not need to notify the Company that the Executive engaged in such protected conduct.
(e)
Non‑Disparagement. The Parties agree that, during the Term and following Executive’s termination of employment, neither the Executive nor the Company shall make any public statements which disparage the other Party, including without limitation, any director, officer, or employee of the Company or an Affiliate. Nothing in this Agreement or elsewhere is intended to prohibit either Party from: (i) making truthful statements (A) when required by order of a court, governmental body, or regulatory body having appropriate jurisdiction or (B) when requested by a governmental or quasi‑governmental agency or body, or when disclosure is protected by law; or (ii) making disclosures in the course of any proceeding described in Section

16, or in confidence to an attorney or other professional advisor for the purpose of securing professional advice.
(f)
Enforcement of Restrictive Covenants.
(i)
In the event of a breach by the Executive of any covenant set forth in Section 9(a) or (b), the term of such covenant will be extended by the period of the duration of such breach and such covenant will survive any termination of this Agreement but only for the limited period of such extension.
(ii)
The restrictions on competition, solicitation, the release of Confidential Information and non‑disparagement provided herein shall be in addition to any similar restrictions contained in any other agreement between the Company and the Executive and may be enforced by the Company and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. The provisions of Sections 9(a), (b), (c) and (e) of this Agreement constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement. Notwithstanding any other remedy available to the Company at law or at equity, the Parties agree that the Company or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of Sections 9(a), (b), (c) and/or (e) without the necessity of posting bond or security therefor. The Executive hereby acknowledges and agrees that any breach or threatened breach of any of the terms of Sections 9(a), (b), (c) and/or (e) will result in substantial, continuing, and irreparable injury to the Company, and that the restrictions contained herein are reasonable and necessary to protect legitimate business interests and are neither overbroad nor unduly burdensome.
(iii)
If the scope of any restriction contained in Section 9(a), (b) or (c) of this Agreement is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
(g)
Return of Property. The Executive agrees that, upon the Executive’s termination of employment, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company or any of its Affiliates, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing Confidential Information or relating to the business or proposed business of the Company or any Affiliate or containing any Confidential Information relating to the Company or any Affiliate, except any personal diaries, calendars, rolodexes, personal notes or correspondence and copies of documents evidencing the Executive’s personal rights and obligations. Further, the Executive will provide any access information (username/passwords) to any of the Company’s online accounts or storage the Executive used or managed.
(h)
Cooperation. The Executive agrees that, during the Term and following the Executive’s termination of employment, the Executive shall be reasonably available to testify truthfully on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any Affiliate, in all reasonable respects in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board, or the Board’s representatives or counsel, or representatives or counsel to the Company or any Affiliate, as requested; provided, however that the same does not materially interfere with the Executive’s then‑current professional activities. The Executive shall be reimbursed for her out‑of‑pocket expenses reasonably incurred in providing such cooperation, even if she is no longer employed by the Company at the time of such cooperation.
10.
No Mitigation. The Executive is not required to mitigate the amount of any payment or benefit described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit hereunder be reduced by any compensation that the Executive earns in any capacity after termination of employment or by reason of the Executive’s receipt of or right to receive any retirement or other benefits after termination of employment.
11.
Indemnification. The Executive shall be indemnified by the Company to the fullest extent permitted in the case of officers under the Company’s Articles of Incorporation and Code of Regulations. During the Term, DHIG shall offer to the Executive DHIG’s indemnification agreement in the form offered to the other directors and executive officers of DHIG. The Executive will be covered at all times during the Term under the Company’s Director and Officer Liability Insurance (“DOL Insurance”) and, after the Term ends for whatever reason, the Company shall use commercially reasonable efforts to continue its DOL Insurance for the Executive under substantially similar terms and in substantially similar amounts as in existence prior to the termination of the Executive’s employment. The DOL Insurance shall be maintained for at least six years from the Executive’s termination of employment and without limiting the foregoing, the Executive shall not be excluded from coverage under such DOL Insurance during such period.
12.
Representations of the Executive. The Executive hereby represents and warrants, which representations and warranties will survive the execution and delivery of this Agreement, that: (a) the Executive is not a party to or otherwise subject to any other plan, agreement or arrangement that would prohibit the Executive from performing the duties described herein; and (b) the Executive has taken all other steps as may be required by law or by any applicable regulatory body, for the Executive to perform the duties described herein.
13.
Assignment and Survivorship of Benefits. The rights and obligations of the Company under this Agreement will inure to the benefit of, and will be binding upon, the successors and assigns of the Company. If the Company shall at any time be merged or consolidated into, or with, any other company, or if substantially all of the assets of the Company are transferred to another company, the provisions of this Agreement will be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets have been transferred, and this Section 13 will apply in the event of any subsequent merger, consolidation, or transfer.
14.
Notices. Any notice given to a Party to this Agreement will be in writing, and will be deemed to have been given when delivered personally or sent by certified mail, postage prepaid,

return receipt requested, duly addressed to the Party concerned, at the address indicated below or to such changed address as such Party may subsequently give notice of:

If to the Company:
Diamond Hill Investment Group, Inc.
Attention: Chairman, Board of Directors
325 John H. McConnell Blvd.
Suite 200
Columbus, Ohio 43215

If to the Executive:
Jo Ann Quinif
At the last address on file with the Company

15.
Taxes. Notwithstanding anything herein to the contrary, all payments and benefits required to be made or provided hereunder by the Company to the Executive will be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations.
16.
Arbitration; Waiver of Jury Trial. Except for any claim that includes a request for injunctive relief arising out of an alleged breach of Section 9 hereof, the Parties agree that all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance, or breach of this Agreement, whether sounding in tort, contract, statute, or otherwise, or involving the construction or application of any of the terms, provisions, or conditions of this Agreement, shall be resolved solely by arbitration to be held in Columbus, Ohio. The arbitration will be held pursuant to the rules for commercial arbitrations maintained by the American Arbitration Association (“AAA”). Any arbitration must be initiated by a written demand to the other Party. Each Party will pay its own attorneys’ fees and expenses, except that the Company shall bear all costs and expenses of initiating and maintaining arbitration with the AAA regardless of whether the Company or the Executive initiate arbitration. The full range of remedies shall be available in arbitration to the same extent such remedies would be otherwise available in court. The arbitrator's decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes subject to arbitration hereunder to the fullest extent permitted by law. The Parties expressly waive any right to have such controversies decided by a court or a jury.
17.
Governing Law; Captions; Severability. This Agreement will be construed in accordance with, and pursuant to, the laws of the State of Ohio, excluding any conflicts of laws principles. The captions of this Agreement will not be part of the provisions hereof and will have no force or effect. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this Section 17, the failure of either Party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance. No waiver of the applicability of any provision of this Agreement shall be effective unless it is in a writing that expressly incorporates the provision being waived and it is executed by the Party against whom it is sought to be enforced.
18.
Supersedes Prior Agreements; Entire Agreement; Amendment. This Agreement supersedes any other prior agreements between the Parties, whether written or oral, and any such prior agreements are cancelled as at the date of this Agreement but without prejudice to any rights which have already accrued to either of the Parties. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof. This Agreement may be amended only by mutual written agreement executed by the Parties that incorporates the provision(s) being amended. This Agreement may be executed in one or more counterparts, and signatures delivered by facsimile (including, without limitation, by portable document format) shall be effective for all purposes.
19.
Six‑Month Distribution Delay for Specified Employees. Notwithstanding anything herein to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A of the Code) of the Company or any of its Affiliates, as determined pursuant to the Company’s policy for identifying specified employees, on the date of the Executive’s termination of employment and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the date of the Executive’s termination of employment (or, if earlier, the date of the Executive’s death). The first payment that can be made to the Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Section 409A(a)(2)(B)(i) of the Code.
20.
Compliance with Section 409A of the Code. This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Code and the Parties agree to amend any provision (or part thereof) to the extent necessary to comply with Section 409A of the Code (or any exemption thereunder) without diminution of the economic benefits of such provision. For purposes of Section 409A of the Code, each individual payment payable under this Agreement shall be deemed to be a “separate payment” within the meaning of Section 409A of the Code. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A of the Code, either as separation pay or as short‑term deferrals, to the maximum possible extent. All reimbursements and in‑kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation and where applicable, that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) in no event shall reimbursements by the Company under this Agreement be made later than the last day of the Executive’s taxable year next following the taxable year in which the applicable fees and expenses were incurred, (c) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive; and (d) the Executive’s right to have the Company pay or provide such reimbursements and in‑kind benefits may not be liquidated or exchanged for any other benefit.

21.
Remedies Cumulative. No remedy conferred upon a Party by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or current or future law or in equity. The failure of a Party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.
22.
Opportunity to Review. The Executive represents that the Executive has been provided with an opportunity to review the terms of this Agreement with legal counsel.
23.
No Presumption. The Parties agree that this Agreement is the product of negotiations between parties represented by legal counsel and that the presumption of interpreting ambiguities against the drafter of this Agreement shall not apply.
24.
Clawback. The Executive acknowledges and agrees that the Executive is subject to the Company’s Compensation Recoupment and Restitution Policy and the Company’s Executive Officer Compensation Recoupment and Restitution Policy, in each case, as amended from time to time (or any successor policies thereto) (collectively, the “Recoupment and Restitution Policies”). The Executive further acknowledges and agrees that compensation and benefits provided by the Company under this Agreement or otherwise may be subject to recovery by the Company under and in accordance with any Company clawback or recoupment policy in effect on the Effective Date or as may be adopted or maintained by the Company following the Effective Date, including the Recoupment and Restitution Policies.
25.
Employer. The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement or any prior agreement, the Executive’s employer with respect to the Executive’s services to the Company and its Affiliates shall be DHCM. References in this Agreement to: (a) the Company in relation to Shares of, equity incentive awards of, or equity interests in the Company are intended to refer only to DHIG or any successor entity; (b) payments to the Executive by the Company shall mean that DHIG or DHCM, as applicable (but not both), shall make such payments; and (c) notices to be given by the Executive to the Company shall mean that such notice shall be delivered to DHIG in accordance with Section 14.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the Effective Date.

DIAMOND HILL INVESTMENT GROUP, INC. By: Title: Date: DIAMOND HILL CAPITAL MANAGEMENT, INC. By: Title: Date: JO ANN QUINIF Date: